EXHIBIT 10.34

NOTICE OF GRANT OF RESTRICTED STOCK UNITS	Super Micro Computer, Inc. ID: 77-0353939 980 Rock Ave. San Jose, CA 95131 (408) 503-8000

NAME ADDRESS CITY, STATE COUNTRY ZIPCODE	Grant Number: Plan: ID:	2020

You (“you” or the “Grantee”) have been granted an award of restricted stock units (“RSUs”) subject to the terms and conditions in the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”) and the Restricted Stock Units Agreement, as follows:

Vesting Schedule: Subject to the terms and conditions of Section 4 and Section 5 of the Restricted Stock Units Agreement, the RSUs shall Vest as follows: (a) one-fourth (1/4th) of the RSUs shall Vest on the one-year anniversary of the Vesting Commencement Date set forth above, and (b) one-twelfth (1/12th) of the remaining RSUs shall Vest every three full calendar months thereafter (each such date referenced in (a) or (b), a “Vesting Date”), in each case only if your Service has not terminated before the applicable Vesting Date. The following table sets forth the number of RSUs that shall Vest on each applicable Vesting Date in accordance with, and subject to the conditions of, the preceding sentence:

You understand and agree that the RSUs are granted subject to and in accordance with the terms of the Plan. You further agree to be bound by the terms of the Plan and the terms of the Restricted Stock Units Agreement, which is attached hereto. A copy of the Plan is available in your grant package.
Nothing in this Notice, the attached Restricted Stock Units Agreement or in the Plan confer upon you any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate your employment or other service at any time.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in the Plan, this Notice or in the Restricted Stock Units Agreement.

Super Micro Computer, Inc.

Charles Liang
Chairman of the Board, President and CEO

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